EXHIBIT 6.2

PROMISSORY NOTE

$__________________	Date: December 30, 2021

1. Promise to Pay. FOR VALUE RECEIVED, the undersigned, TF NOCA BLU, LLC, a Delaware limited liability company ("Borrower") whose address is 520 West Erie, Suite 100, Chicago, Illinois 60654, _____________________________ LEGACY FUND, L.P., a Delaware limited partnership ("Lender"), whose address is 520 West Erie, Suite 100, Chicago, Illinois 60654, the principal sum of ____________________________, plus accrued and unpaid interest, as described below, and such additional amounts as may be due and owing from Borrower to Lender pursuant to the provisions of this Note. Borrower's obligations under this Note shall be defined and referred to herein as "Borrower's Liabilities."

1. Maturity Date. If not sooner repaid by Borrower to Lender, the amount outstanding under this Note shall be due and payable in full on June 30, 2023 (the “Maturity Date”).

2. Bridge Fee and Interest. Upon the Maturity Date or earlier prepayment of this Note, Lender shall be repaid all unpaid principal plus four and 00/100 percent (4.0%) of the original principal amount of this Note (the “Bridge Fee”). Additionally, beginning on June 1, 2022 (the “Interest Rate Commencement Date”), any unpaid principal amount from time to time outstanding on this Note following the Interest Rate Commencement Date shall bear interest at the rate of seven and 00/100 percent (7.0%) per annum (the "Interest Rate"). All interest shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred and sixty-five (365) days.

3. Payments. All interest shall accrue from the Interest Rate Commencement Date at the Interest Rate and shall be paid in full on the earlier to occur of: (a) the date on which Borrower pays in full of all amounts due under this Note; or (b) the Maturity Date. If any payment becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the States of Illinois, the due date of such payment shall be extended to the next business day.

4. Prepayment. Borrower may prepay this Note in full or in part at any time by tendering to Lender the principal amount outstanding hereunder, plus the Bridge Fee, plus all accrued and unpaid interest and applicable charges, if any.

5. Waivers. Borrower and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note (except as otherwise expressly provided herein). Borrower further waives any and all notice or demand to which Borrower might be entitled with respect to this Note by virtue of any applicable statute or law (except as otherwise expressly provided herein).

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6. Attorneys’ Fees and Costs. Borrower agrees to pay any and all reasonable costs, fees and expenses (including attorneys' fees, costs and expenses) incurred in enforcing any of Lender's rights hereunder, and to the extent not paid the same shall become part of Borrower's Liabilities. Borrower's liability for all reasonable expenses and fees hereunder shall also extend to the collection of any judgment which shall result from Lender's enforcement of its rights and remedies hereunder.

7. Assignment. This Note may be assigned by Lender provided that written notice thereof is given to Borrower.

8. Governing Law; Miscellaneous. All notices required or permitted to be given in connection with this Note shall be given to Borrower and Lender at its respective address set forth above by hand delivery or recognized over-night mail courier. This Note is submitted by Borrower to Lender at Chicago, Illinois, and shall be deemed to have been made there. This Note shall be governed and controlled by the laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect, choice of law and in all other respects. If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application thereof to other parties or circumstances will not be affected thereby, the provisions of this Note being severable in any such instance. No modification, waiver, estoppel, amendment, discharge or change of this Note or any related instrument shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, estoppel, amendment, discharge or change is sought. BORROWER AND LENDER (THROUGH ITS ACCEPTANCE OF THIS NOTE) WAIVE ALL RIGHTS TO TRIAL BY JURY FOR DISPUTES RELATED TO THIS NOTE.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory Note as of the date first set forth above.

BORROWER:

TF NOCA BLUE, LLC, a Delaware limited liability company

By:
Name:	K. Shaylan Baldwin
Title:	Secretary

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